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                                                                     EXHIBIT 5.1


                        STRADLING YOCCA CARLSON & RAUTH
                            Professional Corporation
                                Attorneys at Law
                      660 Newport Center Drive, Suite 1600
                        Newport Beach, California 92660
                               September 25, 2001

QLogic Corporation
26600 Laguna Hills Drive
Aliso Viejo, California  92526

        RE:     Registration Statement on Form S-8

Ladies and Gentlemen:

        At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by QLogic Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 11,000,000 shares of the Company's common stock, $0.001 par value ("Common Stock"), issuable under the Company's Stock Awards Plan, as amended, and an additional 400,000 shares of the Company's Common Stock, issuable under the Company's Non-Employee Director Stock Option Plan (collectively, the "Plans").

        We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

        Based on the foregoing, it is our opinion that the 11,400,000 shares of Common Stock, when issued under the Plans and against full payment therefor in accordance with the respective terms and conditions of the Plans, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            STRADLING YOCCA CARLSON & RAUTH

                                            /S/ STRADLING YOCCA CARLSON & RAUTH